Exhibit 99.1

News Media Contact:

DynaVox

Joanne Kaufmann

Communications Manager

(412) 222-7837

Investor Contact:

ICR, LLC

Sherry Bertner

Managing Director

(646) 277-1247

DynaVox Reports First Quarter Fiscal Year 2012 Results

PITTSBURGH, PA – November 9, 2011 – DynaVox (NASDAQ: DVOX), the world’s leading provider of communication and education products for individuals with significant speech, language and learning disabilities, today announced results for the first quarter ended September 30, 2011.

For the first quarter ended September 30, 2011, net sales increased 21% to $26.2 million, compared to net sales of $21.6 million for the first quarter ended October 1, 2010. Sales of the Company’s speech generating devices grew 17% to $20.1 million, and sales of its special education software increased 39% to $6.1 million from the prior year. The first quarter of fiscal year 2012 net sales included a large international software order of approximately $1.4 million. Excluding this order, the Company’s sales increased 15% compared to the first quarter of fiscal year 2011.

Gross profit for the first quarter of fiscal year 2012 increased 24% to $19.0 million, compared to $15.3 million in the first quarter of the prior year. The Company’s gross margin expanded 160 basis points to 72.6% in the first quarter, compared to a gross margin of 71.1% in the first quarter of the prior year. The gross margin expansion was primarily the result of the increase in education software sales.

Operating income was $2.8 million in the first quarter of fiscal year 2012, compared to operating loss of $0.8 million in the same period a year ago. Operating expenses were basically flat compared to the prior year.

First quarter GAAP net income was $0.4 million, or $0.04 per share, compared to GAAP net loss of $0.5 million, or $(0.05) per share, for the same quarter a year ago.

Adjusted EBITDA, defined as income before income taxes, interest income, impairment loss, interest expense, depreciation and amortization and other adjustments, increased over

450% year-over-year in the first quarter of fiscal year 2012 to $4.5 million from $0.8 million in the previous year.

“We are pleased with our double digit sales growth and significantly improved bottom line performance during the first quarter, which validate that we are executing well within the new normal operating climate,” said Ed Donnelly, DynaVox’s Chief Executive Officer. “We experienced growth in devices, both in the U.S. and internationally, as well as growth from our education software products, bearing out our ability to correctly evaluate market needs and to adjust our strategic focus accordingly.”

Fiscal Year 2012 Guidance

For fiscal year 2012, the Company continues to project net sales to grow in the range of 3% to 7% from fiscal year 2011. The Company also continues to expect Adjusted EBITDA for fiscal year 2012 to be in the range of $23 million to $27 million and adjusted pro forma net income per share to be in the range of $0.28 to $0.36.

Conference Call

The conference call is scheduled to begin at 4:45 p.m. EST on November 9, 2011. The call will be broadcast live over the Internet, hosted at the Investor Relations section of DynaVox’s website at http://ir.dynavoxtech.com/index.cfm, and will be archived online through November 23, 2011. In addition, listeners may dial (877) 312-5529 in North America, and international listeners may dial (253) 237-1147. Participants from the Company will be Ed Donnelly, Chief Executive Officer, and Ken Misch, Chief Financial Officer.

A telephonic playback will be available from 7:45 p.m. EST, November 9, 2011 through November 23, 2011. To hear the playback participants may dial (855) 859-2056 and international listeners may dial (404) 537-3406. The conference ID number is 18574075.

Explanatory Note and Non-GAAP Financial Measures

DynaVox Inc. completed an initial public offering (IPO) on April 27, 2010. As a result of the IPO and certain other recapitalization transactions, DynaVox Inc. became the sole managing member of and has a controlling interest in DynaVox Systems Holdings LLC and its subsidiaries (“DynaVox Holdings”).

This release presents adjusted pro forma net income (loss), which as defined by the Company represents net income (loss) before non-controlling interest and after pro forma corporate income tax expense applied at an assumed 38.0% rate, which includes a provision for U.S. federal income taxes, assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction and assumes the full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock. Adjusted pro forma net income (loss) per share consists of adjusted pro forma net income divided by the aggregate number of the Company’s Class A Common Stock outstanding, assuming full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock of DynaVox Inc. and giving effect to the dilutive impact, if any, of stock options and restricted stock awards. The Company believes that Adjusted Pro Forma Net Income (Loss), when presented together with the comparable measure presented in accordance with GAAP, is useful to investors to assist in their understanding of the effect of the Company’s organizational structure on its reported results and also in comparing the Company’s results across different periods.

This release also presents Adjusted EBITDA, as defined by the Company as the income (loss) before income taxes, interest income, interest expense, impairment loss, depreciation, amortization and other adjustments noted in the table below.

Adjusted EBITDA, adjusted pro forma net income (loss) and adjusted pro forma net income (loss) per share, however, do not represent and should not be considered as an alternative to net income (loss), net income (loss) per share or cash flow from operating activities, as determined in accordance with GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies.

Forward-Looking Statements

This press release contains forward-looking statements, including the information presented above under the caption “Fiscal Year 2012 Guidance” which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “projects”, “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under “Risk Factors” in our Annual Report on Form 10-K, as such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission (SEC), which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Annual Report on Form 10-K and other filings. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. In addition, our expectations with respect to net sales, Adjusted EBITDA and adjusted pro forma net income per share for fiscal year 2012 reflect an assumption that the challenges presented by the current macroeconomic environment continue to exist during fiscal year 2012 but that we expect to report slightly improved results for fiscal year 2012 compared to fiscal year 2011 as a result of the strategies deployed during the latter part of fiscal year 2011. Our results may differ from these expectations should the macro-economic conditions change or should our strategies not return the expected results.

About DynaVox Inc.

DynaVox Inc. (NASDAQ: DVOX) is a publicly traded holding Company with its headquarters in Pittsburgh, Pennsylvania, whose primary operating entities are DynaVox Systems LLC and Mayer-Johnson LLC. DynaVox is the leading provider of speech generating devices and symbol-adapted special education software used to assist individuals in overcoming their speech, language and learning challenges. These solutions are designed to help individuals who have complex communication and learning needs participate in the home, classroom and community. Our mission is to enable our customers to realize their full communication and education potential by developing industry-leading devices, software and content and by providing the services to support them. We assist individuals, families, and professionals with an extensive field support organization, as well as centralized technical and reimbursement support. For more information, visit www.dynavoxtech.com.

DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except share and per share amounts)

	Thirteen Weeks Ended September 30, 2011	Thirteen Weeks Ended October 1, 2010
NET SALES	$26,182	$21,569
COST OF SALES	7,186	6,234

GROSS PROFIT	18,996	15,335

OPERATING EXPENSES:
Selling and marketing	9,563	8,737
Research and development	2,191	2,534
General and administrative	4,376	4,787
Amortization of certain intangibles	110	108

Total operating expenses	16,240	16,166

INCOME (LOSS) FROM OPERATIONS	2,756	(831)

OTHER INCOME (EXPENSE):
Interest income	6	9
Interest expense	(569)	(683)
Change in fair value and net loss on interest rate swap agreement	—	(67)
Other expense — net	(9)	(268)

Total other expense — net	(572)	(1,009)

INCOME (LOSS) BEFORE INCOME TAXES	2,184	(1,840)
INCOME TAX EXPENSE (BENEFIT)	359	(121)

NET INCOME (LOSS) ATTRIBUTABLE TO THE CONTROLLING AND NON-CONTROLLING INTERESTS	$1,825	$(1,719)

Less: net (income) loss attributable to the non-controlling interests	(1,385)	1,215

NET INCOME (LOSS) ATTRIBUTABLE TO DYNAVOX INC.	$440	$(504)

Weighted-average shares of Class A common stock outstanding:
Basic	10,069,306	9,375,000

Diluted	10,069,306	9,375,000

Net income (loss) available to Class A common stock per share:
Basic	$0.04	$(0.05)

Diluted	$0.04	$(0.05)

DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 30, 2011	July 1, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,450	$12,171
Trade receivables—net	17,384	18,676
Other receivables	293	318
Inventories—net	4,513	4,876
Prepaid expenses and other current assets	1,308	1,298
Deferred taxes	669	669

Total current assets	38,617	38,008

PROPERTY AND EQUIPMENT—Net	4,810	5,517
GOODWILL AND INTANGIBLES—Net	90,468	90,695
DEFERRED TAXES	43,503	40,677
OTHER ASSETS	2,074	2,253

TOTAL ASSETS	$179,472	$177,150

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$—	$—
Trade accounts payable	4,866	6,680
Other liabilities	9,055	9,459

Total current liabilities	13,921	16,139

LONG-TERM DEBT	36,200	36,200
OTHER LONG-TERM LIABILITIES	45,774	42,262

Total liabilities	95,895	94,601

STOCKHOLDERS' EQUITY	83,577	82,549

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$179,472	$177,150

DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Thirteen Weeks Ended September 30, 2011	Thirteen Weeks Ended October 1, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$3,487	$(3,984)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash used in investing activities	(182)	(1,429)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash used in financing activities	(935)	(2,952)
EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(91)	4

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,279	(8,361)
CASH AND CASH EQUIVALENTS:
Beginning of period	12,171	20,777

End of period	$14,450	$12,416

DYNAVOX INC. AND SUBSIDIARIES

ADJUSTED EBITDA

(Unaudited)

(Dollars in thousands)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	September 30, 2011	October 1, 2010
Other Financial Data

Adjusted EBITDA (1)	$4,497	$792

(1)	Adjusted EBITDA represents income (loss) before income taxes, interest income, interest expense, impairment loss, depreciation and amortization and the other adjustments noted in the table below.

	Adjusted EBITDA Reconciliation
	Thirteen Weeks Ended	Thirteen Weeks Ended
	September 30, 2011	October 1, 2010
Income (loss) before income taxes	$2,184	$(1,840)
Depreciation	814	779
Amortization of certain intangibles	227	229
Interest income	(6)	(9)
Interest expense	569	683
Change in fair value and net loss on interest rate swap agreements	—	67
Other expense (income), net (a)	2	237
Equity-based compensation	542	545
Employee severance and other costs	88	(4)
Acquisition costs (b)	—	32
Other adjustments(c)	77	73

Adjusted EBITDA	$4,497	$792

(a)	Excludes realized foreign currency gains or losses.

(b)	Legal, accounting and other external costs related to the purchase of certain assets and liabilities of Blink-Twice Inc. and the purchase of Eye Response Technologies, Inc. including certain post-closing expenses which may be reimbursed to the Company at a later date under the terms of the applicable agreements.

(c)	Includes certain amounts related to other taxes.

DYNAVOX INC. AND SUBSIDIARIES

ADJUSTED PRO FORMA NET INCOME (LOSS)

(Unaudited)

(Dollars in thousands, except share and per share amounts)

	Thirteen Weeks Ended September 30, 2011	Thirteen Weeks Ended October 1, 2010
Net income (loss) attributable to DynaVox Inc.	$440	$(504)

Adjustments:
Net income (loss) attributable to the non-controlling interest	1,385	(1,215)
Income (expense) benefit	(471)	578

Total adjustments	914	(637)

Adjusted pro forma net income (loss)	$1,354	$(1,141)

Pro forma shares outstanding—diluted	29,804,396	29,834,983

Adjusted pro forma net income (loss) per share—diluted	$0.05	$(0.04)

Adjusted pro forma net income (loss), as defined by DynaVox, represents net income (loss) before non-controlling interests and after pro forma corporate income tax (expense) benefit applied at an assumed 38.0% rate, which includes a provision for U.S. federal income taxes, assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction and assumes the full exchange of Holdings Units into Class A Common Stock as described below. Adjusted pro forma net income (loss) per share consists of adjusted pro forma net income (loss), divided by the aggregate number of the Company's Class A Common Stock outstanding, assuming full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock of DynaVox Inc. and giving effect to the dilutive impact, if any, of stock options and restricted stock awards.

The table above provides a reconciliation of net income (loss) to adjusted pro forma net income (loss) and adjusted pro forma net income (loss) per share.

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